Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS RECORD FIRST HALF 2008 EARNINGS

Earning Increase 13% to a New Six-Month Record

Second Quarter Earnings Set New Record

DENVER, COLORADO, June 9, 2008—CREDO Petroleum Corporation (NASDAQ:  CRED) today reported financial results for the six months and quarter ended April 30, 2008.

For the first six months of 2008, earnings rose 13% to an all time high.  For the period, net income was $3,787,000 compared to $3,346,000.  On a per diluted share basis, net income was $.40 for the first six months compared to $.36 last year.  Revenue increased 7% to a record $9,603,000 compared to $8,946,000 last year.  Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) increased 7% to $7,068,000 compared to $6,593,000 last year.

Second quarter’s net income narrowly eclipsed last year’s and established a new all time record.  For the period, net income was $1,986,000 compared to $1,982,000 last year.  On a per diluted share basis, net income was $.21 for the second quarter of both years.  Revenue increased 3% to a record $5,028,000 compared to $4,891,000 last year.

OIL PRODUCTION VOLUMES RISE

WHILE NATURAL GAS VOLUMES DECLINE

Oil production increased 16% in the first half of 2008 to a new record high, on the heels of a 27% increase in the same period last year.  For the first six months, oil production was 29,100 barrels compared to 25,100 barrels last year.  Natural gas production fell 19% from last year’s first half record of 1.02 Bcf (billion cubic feet) to .83 Bcf.  Combined production, denominated in equivalent natural gas units, fell to 1.0 Bcfe compared to 1.17 Bcfe last year.  Natural gas accounted for 83% of the company’s first half 2008 production.

For the second quarter, oil production rose to 13,400 barrels compared to 13,200 barrels last year. Natural gas production declined 13% to 433 MMcf compared to 495 MMcf last year.  Combined production, denominated in equivalent natural gas units, fell 11% to 513 MMcfe (million cubic feet of gas equivalent) compared to 574 MMcfe last year.

James T. Huffman, President, stated, “While we are achieving the vast majority of our goals, we have not yet arrested the production decline caused by two exceptionally high rate discoveries which are depleting at a rapid rate.  However, we are making progress with a 10% gas production increase in the second quarter compared to the first quarter of this year.”

PRODUCT PRICE REALIZATIONS AT STRONG LEVELS

Net wellhead natural gas prices for the first six months climbed 21% to $7.28 per Mcf compared to $6.03 last year.  Hedging transactions increased wellhead prices by $1.03 per Mcf this year.  In comparison, hedging transactions increased wellhead prices $.96 per Mcf last year.  As a result, CREDO’s total natural gas price realizations increased to $8.31 per Mcf compared to $6.99 last year.  Wellhead oil prices increased 71% to $91.87 per barrel compared to $53.73 last year.  There were no oil hedging transactions.

For the second quarter, net wellhead natural gas prices rose 23% to $8.36 per Mcf compared to $6.80 per Mcf last year.  Hedging transactions increased wellhead prices by only $0.01 per Mcf to $8.37 this year.  In comparison, hedging transactions increased wellhead prices $1.19 per Mcf last year.  As a result, total natural gas price realizations increased 5% to $8.37 per Mcf compared to $7.99 last year.  Wellhead oil prices climbed 78% to $98.25 per barrel compared to $55.24 last year.

At April 30, 2008, hedge positions for production months after second quarter-end totaled 1,660 MMBtu covering the production months of May 2008 through October 2009.  In the aggregate, these hedges are intended to cover the company’s estimated future production for the applicable months hedged as follows:  Spring, Summer and Fall of 2008 approximately 85%; Winter 2008/2009 approximately 50%; and Spring, Summer and Fall of 2009 approximately 30%.  The monthly hedge prices (NYMEX basis) range from an average of approximately $8.40 for the Spring, Summer and Fall months of 2008 and 2009 to an average of approximately $10.00 for the Winter months of 2008/2009.

All open hedge contracts are indexed to the NYMEX.  Average prices in the company’s primary market are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.

Huffman further stated, “Our natural gas hedges added considerably to the bottom line during the first six months of this year.  While our hedges on future months are below today’s prices, they only go out about another year and the percentages hedged fall dramatically after the Fall of this year.  In addition, we expect the domestic market to be well supplied with natural gas going into the Fall which could put downward pressure on prices.”

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE

A SOLID FOUNDATION FOR GROWTH

Capital spending for the first half totaled $6,287,000.  At April 30, 2008, working capital was $10,569,000.  Total assets were $60,321,000 including cash and short-term investments of $13,142,000.  Stockholders’ equity was a record $42,038,000.  The company’s long-term debt totals only $85,000 and is related to an exclusive license obligation.

MANAGEMENT COMMENT

“We are pleased to continue to achieve record results for both the six months and second quarter,” Huffman said.  “We are working hard to bring our gas production back to record levels and we have a number of excellent drilling projects which could quickly accomplish that goal.  A good example is the Kenedy Foundation #1 well on the company’s Gemini Prospect in South Texas that is currently drilling toward 17,500 feet.”

*          *          *          *          *

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily on the “NASDAQ Global Market”.

EBITDA is not a GAAP measure of operating performance.  The company uses this non-GAAP performance measure primarily to compare its performance with other companies in the industry that make a similar disclosure.  The company believes that this performance measure may also be useful to investors for the same purpose.  Investors should not consider this measure in isolation or as a substitute for operating income or any other measure for determining the company’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation between EBITDA and net income is provided in the table below:

	Six Months Ended April 30,
	2008	2007
RECONCILIATION OF EBITDA:
Net Income	$3,787,000	$3,346,000
Add Back:
Interest Expense	5,000	13,000
Income Tax Expense	1,525,000	1,334,000
Depreciation, Depletion and Amortization Expense	1,751,000	1,900,000
EBITDA	$7,068,000	$6,593,000

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2007 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(table follows)

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2008	2007	2008	2007

REVENUES:
Oil and gas sales	$9,527,000	$8,493,000	$4,947,000	$4,685,000
Investment income and other	76,000	453,000	81,000	206,000
	9,603,000	8,946,000	5,028,000	4,891,000

COSTS AND EXPENSES:
Oil and gas production	1,838,000	1,709,000	986,000	796,000
Depreciation, depletion and amortization	1,751,000	1,900,000	898,000	942,000
General and administrative	697,000	644,000	365,000	366,000
Interest	5,000	13,000	4,000	7,000
	4,291,000	4,266,000	2,253,000	2,111,000

INCOME BEFORE INCOME TAXES	5,312,000	4,680,000	2,775,000	2,780,000

INCOME TAXES	(1,525,000)	(1,334,000)	(789,000)	(798,000)

NET INCOME	$3,787,000	$3,346,000	$1,986,000	$1,982,000

EARNINGS PER SHARE OF COMMON STOCK - BASIC	$.41	$.36	$.22	$.21

EARNINGS PER SHARE OF COMMON STOCK - DILUTED	$.40	$.36	$.21	$.21

Weighted average number of shares of Common Stock and dilutive securities:
Basic	9,299,000	9,261,000	9,302,000	9,261,000

Diluted	9,363,000	9,395,000	9,368,000	9,395,000

	April 30, 2008	October 31, 2007

Condensed Balance Sheet Information
Cash and Short-Term Investments	$13,142,000	$13,668,000
Other Current Assets	4,869,000	2,747,000
Oil and Gas Properties, Net	40,337,000	37,374,000
Exclusive License Agreement, Net	163,000	198,000
Other Assets	1,810,000	1,362,000

	$60,321,000	$55,349,000

Current Liabilities	$7,442,000	$3,904,000
Deferred Income Taxes	9,210,000	9,204,000
Derivative Liability due in More Than 1 Year	448,000	—
Exclusive License Agreement Obligation	85,000	85,000
Asset Retirement Obligation	1,098,000	1,106,000
Stockholders’ Equity	42,038,000	41,140,000

	$60,321,000	$55,349,000